                                                                    EXHIBIT 10.6

                     DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

    THIS DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (together with the attached Schedules, the "Agreement") is made as of this 25th day of September, 1997 (the "Effective Date") by and between Genzyme Transgenics Corporation, a Massachusetts corporation having a principal place of business at Five Mountain Road, Framingham, Massachusetts 01701-9322 ("GTC") and B. Braun Melsungen AG, a German corporation having a principal place of business at Carl-Braun-Stra e 1, D-34212 Melsungen, Germany ("B. Braun").

1.  Background.

    1.1. GTC. GTC is a biopharmaceutical company with experience in the production of recombinant human proteins in the milk of goats through the application of transgenic technology. GTC has the rights to make, use and sell transgenically-produced recombinant human [*] ("rh[*]," more fully defined below).

    1.2. B. Braun. B. Braun is engaged in the development, manufacture and sale of pharmaceutical and other products, and is interested in the sale and distribution in the Territory (defined below) of Products (defined below) which are filled and finished by B. Braun from the rh[*] supplied to it by GTC under this Agreement.

2.  Definitions.

    2.1. "Acceptance Assays" means (a) the assays which are included in GTC's BLA for Bulk rh[*], to be listed as part of the Specifications on Schedule A to this Agreement, the procedures for the performance of which will be transferred to B. Braun by GTC on a schedule to be agreed upon by the parties, and (b) such other or additional assays which B. Braun and/or GTC is required by the applicable Regulatory Authorities to perform for production and/or import of the Bulk rh[*] (or any Product properly filled and finished therefrom) into the Territory for distribution, sale and use.

    2.2. "Affiliate" means an individual, trust, business trust, joint venture, partnership, subsidiary, corporation, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with a Party. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Party, shall mean the possession (directly or indirectly) of at least forty percent (40%) of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity, or the power to control or direct management even in the absence of a controlling interest.

    2.3. "BLA" means a United States biologics license application or its foreign


*Confidential Treatment has been requested for the marked portion.

         equivalent.

    2.4. "Bulk rh[*]" means transgenically-produced rh[*] supplied to B. Braun by GTC under this Agreement.

    2.5. "Certificate of Analysis" means a duly authorized, signed and dated document accompanying each shipment of Bulk rh[*] from GTC under this Agreement which is intended for administration to humans, certifying that the Bulk rh[*], identified by batch number, meets the Specifications, and that the Transgenic Goats, production processes, equipment, materials, facilities and procedures associated with the production of such Bulk rh[*] conform to GMP guidelines and all applicable regulatory filings.

    2.6. "Confidential Information" means all proprietary information and materials, patentable or otherwise, including DNA sequences, vectors, cells, substances, formulations, techniques, methodology, equipment, data, reports, know-how, sources of supply, patent positioning and business plans, including any negative developments, which are communicated to, learned of, developed or otherwise acquired by GTC or
         B. Braun, and any other information designated by the disclosing party as confidential or proprietary, whether or not related to the Bulk rh[*] or Product. As used in this Agreement, the term "Confidential Information" shall be interpreted consistent with the exceptions set forth in Section 15.2, below.

    2.7. "Cost of Goods Sold" means, with respect to the manufacture of a Product, all direct and indirect labor and overhead, tangible materials and supplies, fringe benefits, taxes and charges and direct and indirect general and administration charges incurred by B. Braun related to the manufacture and sale of the Product, and accounted for according to B. Braun's standard accounting practices consistent with generally accepted accounting principles.

    2.8. "CPMP" means the Committee for Proprietary Medicinal Products.

    2.9. "Direct Cost" means (a) costs directly attributable to an activity (i.e., those costs which vary with such activity), including, but not limited to, direct labor and benefit expenses for such activity, and consumable bulk and other materials, as determined in accordance with generally accepted cost accounting practices in the country of the activity, plus (b) fixed overhead costs allocable to the activity, including, but not limited to, direct benefit and labor expenses for technical services and support services, depreciation, maintenance and repairs and insurance costs associated with such activity, as determined in accordance with generally accepted cost accounting practices in the country of the activity.

    2.10."EMEA" means the European Medicines Evaluation Agency.

    2.11."Field" means the use of rh[*] for medicinal purposes, including, without limitation, [*].

*Confidential Treatment has been requested for the marked portion.

    2.12. "Founder Goat(s)" means a Transgenic Goat from which a Production Herd can be produced using standard animal husbandry techniques.

    2.13. "GMP" means the Good Manufacturing Practice regulations of the FDA as described in the United States Code of Federal Regulations or any successor regulations and any similar or equivalent regulations in the European Community or Japan.

    2.14. "GTC Patent Rights" means any and all patents and patent applications owned or licensed by GTC in which GTC has a licensable interest and which exists as of the date of this Agreement or which comes into existence during the term of this Agreement, including, without limitation, the patents and patent applications attached to this Agreement as Schedule B; provided, however, such patents and patent applications, if developed by GTC during the term of this Agreement, shall be deemed solely to be Project Patent Rights as defined in Section 2.24, below, unless GTC can reasonably demonstrate that such patents or patent applications were independently developed by GTC outside of the scope of this Agreement.

              GTC Patent Rights shall include any reissues, extensions (or other governmental acts which effectively extend the period of exclusivity by the patent holder), substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, divisions or foreign counterparts of or to the foregoing patent rights.

    2.15. "GTC Technology" means information, data, trade secrets, processes, inventions, improvements and know-how which is owned or controlled by GTC and in which GTC has a licensable interest, and which exists as of the date of this Agreement or which comes into existence during the term of this Agreement, related to the transgenic production of rh[*], provided, however, such technology, if developed by GTC during the term of this Agreement, shall be deemed solely to be Project Technology as defined in Section 2.25, below, unless GTC can reasonably demonstrate that such technology was independently developed by GTC outside of the scope of this Agreement.

    2.16. "rh[*]" means the recombinant human [*] produced by Transgenic Goats in the Production Herd pursuant to the terms and conditions of this Agreement and in accordance with the protocols and specifications established herein.

    2.17. "IND" means an Investigational New Drug application or its equivalent for initiating clinical trials in the United States or any corresponding foreign application, registration, or certification.

    2.18.     "Koseisho" means the Japanese Ministry of Health.

    2.19. "Net Sales Price" means the gross billing price derived by or payable to B. Braun and its Affiliates and permitted sublicensees from or on account of the sale

                                       3
*Confidential Treatment has been requested for the marked portion.

              of Product to third parties which are not Affiliates of B. Braun, less: (a) customary trade, quantity or cash discounts or rebates allowed; (b) amounts rebated, refunded or credited for rejected or returned Products or because of retroactive price reductions, rebates or chargebacks; (c) customs duties, consular fees and other like charges; (d) sales, use, turnover, excise taxes, or other governmental charges levied on or measured by sales, but not franchise or income taxes; (e) uncollected accounts receivable attributable to sales of Products; and (f) transportation, freight and handling charges, and insurance on shipments to customers. Transfer of a Product by B. Braun to an Affiliate shall not be considered a sale.

              In the event any Product is sold as a component of a combination of functional elements, Net Sales Price for purposes of determining royalty payments on such combination shall be calculated on a country-by-country basis by multiplying the average per unit Net Sales Price of the Product portion of the combination when sold separately in the applicable country during the accounting period in which the sale was made by the number of units of Product sold as part of such combination product. In the event no separate sales of the Product were made in the applicable country during the applicable accounting period, the Net Sales Price of such Product shall be determined by the Liaison Committee.

    2.20.     "Parties" means GTC and B. Braun; "Party" means GTC or B. Braun.

    2.21. "Product" means a product consisting of rh[*]-solution(s) and/or rh[*]-powder (bulk) as a component meeting the Specifications established by Schedule A.

    2.22. "Purchase Price" means the prices per gram for Bulk rh[*] sold by GTC to B. Braun, as provided in Section 7.2, below.

    2.23. "Production Herd" means a line of female Transgenic Goats derived from a Founder Goat.

    2.24. "Project Patent Rights" means (a) all patent applications established by one or both of the Parties in performance of this Agreement and hereafter filed or having legal force in any country, which claim a composition, method or process relating to Project Technology, together with any and all patents that have issued or in the future issue therefrom, and (b) all related divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

    2.25. "Project Technology" means information, data, trade secrets, processes, inventions, improvements and know-how established by one or both of the Parties in performance of this Agreement.

    2.26. "Regulatory Authority" shall mean the United States Food and Drug Administration (the "FDA") and similar government agencies throughout the world, including, without limitation, the EMEA and/or the CPMP, which regulate

                                       4
*Confidential Treatment has been requested for the marked portion.

              the manufacture and marketing of Bulk rh[*] and/or the Product in Europe, and the Koseisho, which regulates the manufacture and marketing of Bulk rh[*] and/or the Product in Japan.

    2.27.     "SOP" has the meaning assigned to it in Section 4.2.

    2.28. "Specifications" means the specifications and test methods for Bulk rh[*] sold by GTC to B. Braun, to be set forth in Schedule A to this Agreement, which Schedule may be amended from time to time only by written agreement of the Parties. The Specifications shall meet the requirements (including, without limitation, stability and release testing requirements) of each applicable Regulatory Authorities for import of the Bulk rh[*] (or any Product properly filled and finished therefrom) into the applicable country or countries in the Territory for distribution, sale and use.

    2.29. "Territory" means [*]. In the event B. Braun exercises its Co-Marketing Option set forth in Section 8.1, below, the Territory shall include [*], on a co-exclusive basis.

    2.30. "Transgenic Goat" means a goat whose genome has been modified by the incorporation of exogenous DNA, including, but not limited to, DNA encoding rh[*], and which meets the Specifications set forth in Schedule A.

    2.31. "Pivotal Clinical Trial " meansthe final clinical trial which is deemed necessary by the applicable Regulatory Authority in a country in the Territory to support the filing of a BLA for approval to market and sell the Product in such country.

    2.32. Singular/Plural. The singular shall include the plural and the plural the singular for the terms defined in this Section 2.

3.  Liaison Committee.   Within thirty (30) days of the Effective Date, GTC and
    B. Braun shall form a committee (the "Liaison Committee") to coordinate and communicate the results of the Parties' activities under this Agreement. The Liaison Committee shall consist of four (4) members, two (2) of whom shall be designated by GTC and two (2) of whom shall be designated by B. Braun. Each Party may assign its members to the Liaison Committee as it deems appropriate, and designated substitutes may represent Liaiso Committee members at regularly scheduled meetings at the discretion of the substituting Party. The Liaison Committee will meet at least once per calendar quarter, alternating between GTC and B. Braun locations, to assess the progress under this Agreement. In addition to reports to, and meetings of, the Liaison Committee, there will be frequent communications among the scientists and project managers to keep B. Braun and GTC advised of current activities, research, testing and achieved results of the Parties under this Agreement.

4.  Development and Manufacture of Bulk rh[*].

    4.1. Agreement to Develop and Manufacture.  GTC agrees to use commercially

                                       5
*Confidential Treatment has been requested for the marked portion.

         reasonable and diligent efforts to (a) develop a Production Herd of Transgenic Goats to produce rh[*] in their milk, (b) meet the milestones and perform the activities set forth in Section 4.7 and, if
         B. Braun exercises its co-marketing option under Section 8.1, below, in Section 8.3 of this Agreement, and undertake the activities shown in Schedule C to this Agreement, and (c) supply B. Braun with its requirements of Bulk rh[*], on the terms and conditions set forth in this Agreement. Schedule C to this Agreement sets forth a schematic estimated timeline of GTC's development plan. In the event of any conflict between the text of this Agreement and the schematic timeline, the text of this Agreement shall control. In performing their obligations under this Agreement, the Parties shall keep each other informed, via the Liaison Committee, of Project Patent Rights and Project Technology developed during the term of this Agreement.

    4.2. Good Agricultural Practices. GTC shall use Good Agricultural Practices ("GAP") in the development of Transgenic Goats pursuant to this Agreement. GAP shall be defined as a series of standard operating procedures ("SOPs") covering recovery of fertilized eggs, pronuclear microinjection, embryo transfer, pregnancy, delivery, rearing and milking of the Transgenic Goats.

    4.3. In Accordance with Specifications. All Bulk rh[*] ordered by B. Braun under this Agreement shall conform to Specifications. With respect to the countries in the Territory, GTC shall be responsible for ensuring that the Specifications comply with any licenses and approvals including, without limitation, the licenses and approvals necessary to export the Bulk rh[*] and any outright Product in such countries on a country-by country basis, including all then-current licenses and approvals granted or issued to GTC by the relevant Regulatory Authorities.

    4.4. Establishment of and Changes to Specifications.  As set forth in
         Section 2.28, the Specifications may be modified from time to time only by written agreement of the Parties. B. Braun shall not propose to any Regulatory Authority the establishment of any Specification, or any changes to the Specifications, or in any methods for testing the Bulk rh[*] and/or the Product to assess conformity thereof with the Specifications (e.g., the Acceptance Assays), without GTC's prior written consent, which consent shall not be unreasonably withheld.
         GTC shall have the right to consult in advance with B. Braun for, and to participate with B. Braun in, any such discussions with Regulatory Authorities which could lead to the establishment of any Specifications, or any required or recommended changes in the Specifications or associated testing methods.

    4.5. Quality Control and Analysis.

         a. GMP Compliance. All Bulk rh[*] supplied by GTC shall meet the GMP guidelines required by the applicable Regulatory Authorities and shall meet the Specifications, on a country-by country basis, and such other specifications as are mutually agreed upon by GTC and B. Braun. The facilities and Transgenic Goats utilized by GTC to make Bulk rh[*] shall comply with the Regulatory Authority license requirements. GTC shall

                                       6
*Confidential Treatment has been requested for the marked portion.

              maintain such records and data as are necessary to ensure that the manufacture of such Bulk rh[*] can be demonstrated to comply with such guidelines and requirements. GTC agrees to furnish to
              B. Braun certification in such form as is required by the applicable Regulatory Authorities and other governmental agencies with proper jurisdiction that the manufacture of such Bulk rh[*] complies with such guidelines and requirements.

         b. Release Testing. GTC shall be solely responsible for performing stability and release testing for the Bulk rh[*] available for purchase by B. Braun. As part of its fill/finish activities under this Agreement, B. Braun shall be solely responsible for stability and release testing of all final Product available for distribution and/or sale by B. Braun.

         c.   Documentation and Inspections.

              i. Documents. GTC shall provide B. Braun with copies of any records, documentation and technical assistance which may be reasonably required for B. Braun or any of its Affiliates or Sublicensees of the Product to obtain from the appropriate Regulatory Authorities approval to import and use the Bulk rh[*], based on GTC's manufacture of such Bulk rh[*]. B. Braun shall provide GTC with copies of all documentation pertaining to Bulk rh[*] and/or the Product prior to submission of such documentation to the applicable Regulatory Authorities. Each Party shall promptly review such documentation and provide the other Party with any comments it may have concerning such documentation and/or the form in which any such information is delivered to such Regulatory Authorities.

              ii. Right to Inspect. B. Braun, at its own expense, shall have the right, from time to time, to send its technical and quality personnel to GTC's manufacturing facilities to inspect and audit the manufacturing and storage facilities allotted to the Bulk rh[*] and to inspect and audit the records (except for financial records) and documentation
                   related to the Bulk rh[*].   Upon prior notice to GTC, all
                   such personnel and representatives shall be freely admitted by GTC for such purposes during reasonable and regular business hours. All such personnel shall be required to sign usual and customary confidentiality agreements and to follow GTC's safety rules and procedures in effect at the production facility.

    4.6. Subcontracting. GTC's obligations under this Agreement may be delegated to and fulfilled by Affiliate and/or non-Affiliate subcontractors (i.e., by third party designees); provided, however,
         (a) B. Braun shall have the right to consent to such subcontractors,
         (b) such subcontracting shall be on terms and conditions fully consistent with the terms and conditions of this Agreement and (c) GTC

                                       7
*Confidential Treatment has been requested for the marked portion.

         shall remain fully responsible for the performance of all of its obligations under this Agreement, notwithstanding any such subcontracting.

    4.7. Development Compensation.  In accordance with the following schedule,
         B. Braun shall pay GTC the following payments in consideration of GTC's development of rh[*]:

                                                                 Estimated
              Milestone                                          Completion Date

         a.   Base Fee.  [*] within [*].

         b. [*] within [*]. The successful transgenic identification of the Transgenic Goats will be determined by polymerase chain reaction ("PCR") of goat blood and ear biopsy. Transgenic identification will be confirmed and characterized by Southern blotting.

         c.   [*].

         d. [*]. GTC shall update this commercial report at each separate stage/milestone under this Agreement.

         e.   [*].

         f. [*]. The Liaison Committee shall consider using McGaw, Inc. of Irvine, California as the contract research organization for the performance of such preclinical studies.

         g.   [*].

         h. [*]. The clinical plan for such trial shall be developed in consultation with the Liaison
              Committee.

         i.   [*].

    [*]. The estimated completion date for the milestones set forth above refer to the last day of the specified month.

    [*].

    4.8. Payments. All payments to GTC under this Agreement will be made in U.S. Dollars by wire transfer of good and immediately available funds to GTC's bank account at [*], or by any other means agreed upon by the Parties. Payments

                                       8
*Confidential Treatment has been requested for the marked portion.

           made to GTC under this Section 4 shall be made in United States Dollars without regard to changes in exchange rates.

    4.9. Capital, Facilities and Personnel. To the extent commercially reasonable, GTC shall at all times possess sufficient capital, facilities (directly or through third parties)(including warehouse facilities) and administrative personnel to support GTC's obligations under this Agreement.

    4.10. Inventory. GTC shall maintain a sufficient inventory of Bulk rh[*] and/or components thereof to provide delivery of Bulk rh[*] to B. Braun under the terms and conditions of this Agreement.

5. Purchase and Supply Terms and Conditions. B. Braun agrees to purchase all of its requirements of Bulk rh[*] from GTC, and GTC agrees to supply B. Braun with such requirements, on the terms and conditions set forth in this Agreement. The obligations of the Parties with respect to projections, forecasts and purchase orders are set forth in Sections 5.1 through 5.5, below.

    5.1. Initial Five Year Sales Projection and Updates. Promptly following the Effective Date, B. Braun will provide GTC with an initial projection of the amount of Product B. Braun expects to sell during [*] (or such other launch date as specified by the Liaison Committee) and each of the next four (4) successive calendar years, subject to applicable Regulatory Authority approvals in the Territory. Thereafter, on or before January 1st in each year, B. Braun will provide GTC with an updated projection of the amount of Product B. Braun expects to sell during the subsequent calendar year and each of the next four (4) successive calendar years. Such projections shall be used by GTC for planning purposes only and shall not create binding sales or purchase obligations for either Party hereto. GTC and B. Braun will meet periodically to review B. Braun's projected requirements for Bulk rh[*].

    5.2. Initial Four Quarter Forecast. Within fifteen (15) business days of the date GTC or B. Braun notifies the other Party that it (or its Affiliate or third party designee) has completed a Pivotal Clinical Trial of rh[*], B. Braun will provide GTC with an initial, non-binding four-quarter forecast of the amount of Bulk rh[*] B. Braun expects to purchase from GTC during the four (4) calendar quarters commencing nine (9) months following completion of such Pivotal Clinical Trial.

    5.3. First Purchase Order and Updated Forecast. At a time to be determined by B. Braun, B. Braun will provide GTC with:

         a. First Purchase Order. A first purchase order specifying the amount of Bulk rh[*] to be delivered to B. Braun nine (9) months after such purchase order; and

         b. Updated Four-Quarter Forecast. An updated four-quarter forecast of

                                       9
*Confidential Treatment has been requested for the marked portion.

              the amount of Bulk rh[*] B. Braun expects to purchase from GTC during each of the second, third and fourth calendar quarters covered by, and the next calendar quarter following, the preceding four-quarter forecast.

    5.4. Subsequent Purchase Orders and Updated Forecasts. On or before the first day of each subsequent calendar quarter, B. Braun will provide GTC with:

         a. Quarterly Purchase Orders. A purchase order specifying the amount of Bulk rh[*] to be delivered to B. Braun during the calendar quarter which begins nine (9) months from the date of such purchase order; and

         b. Updated Four-Quarter Forecasts. An updated four-quarter forecast of the amount of Bulk rh[*] B. Braun expects to purchase from GTC during each of the second, third and fourth calendar quarters covered by, and the next calendar quarter following, the preceding four-quarter forecast.

    5.5. Good Faith Projecting and Forecasting. In preparing the projections and forecasts, B. Braun shall use commercially reasonable and diligent efforts to accurately predict its Product sales and actual requirements for Bulk rh[*].

    5.6. Minimum Purchase and Maximum Supply Commitments. For each calendar quarter commencing six (6) months following filing by GTC or B. Braun (or their respective Affiliates or third party designees) of a BLA for rh[*], B. Braun shall be obligated to purchase at least eighty percent (80%) of the amount of Bulk rh[*] forecasted for such quarter in the most recent four-quarter forecast, subject to ongoing Regulatory Authority approval (and any other necessary approvals) to sell Products; and GTC shall be obligated to supply up to, but not more than, one hundred twenty percent (120%) of the amount forecasted for such quarter in the most recent four-quarter forecast. B. Braun's minimum purchase obligations under this Section shall be reduced adequately in the event that a Regulatory Authority in a country in the Territory has prohibited B. Braun from selling Product in such country.

    5.7. Purchase Orders.

         a. Submission by B. Braun. All orders for Bulk rh[*] by B. Braun shall be made by submission to GTC of a purchase order specifying the quantity of Bulk rh[*] ordered and the requested delivery date(s), and shall be consistent with the terms of this Agreement.

         b.   Acceptance by GTC.   Subject to the terms and conditions of this
              Agreement, GTC shall be required to accept purchase orders which conform to the limitations and requirements of Section 5.6 of this Agreement. GTC shall notify B. Braun within ten (10) working days of receipt regarding the acceptance or permitted rejection of a purchase order.

                                       10
*Confidential Treatment has been requested for the marked portion.

         c. Order Lead Time. A nine (9) month period is required from the date GTC receives an accepted purchase order to the availability of Bulk rh[*] for delivery under such purchase order to allow for scheduling, preparation and testing of the Bulk rh[*] for delivery to B. Braun. This order lead time is required for all purchase orders, no matter what their magnitude.

    5.8. Delivery. GTC shall deliver Bulk rh[*] to B. Braun or its designated carrier at the times and in the amounts specified in each accepted purchase order, provided that the lead times and quantities specified in the purchase order conform with this Agreement.

    5.9. Documentation. Each shipment of Bulk rh[*] shall be accompanied by a Certificate of Analysis, in a form required for release of the Product in the Territory following fill and finish by B. Braun, together with such other documentation, if any, that is required by customs regulations for export/import of the Bulk rh[*] into countries in the Territory where the Product will be filled and finished in final dosage form suitable for sale. B. Braun shall be responsible for conducting tests and submitting results which may be required by Regulatory Authorities for import of Bulk rh[*] into the Territory.

    5.10. Terms and Conditions of Sale. All sales of Bulk rh[*] under this Agreement shall be X WORKS ("EXW", as defined in INCOTERMS, International Chamber of Commerce, 1990 edition) GTC's designated production facility. Notwithstanding any proposed variation from or addition to such terms and conditions appearing on any purchase order, invoice or any other directions, notices or instructions submitted by B. Braun, the terms and conditions of this Agreement shall prevail, unless otherwise agreed to in writing by the Parties. All freight, insurance and other shipping arrangements, and the costs and expenses thereof, shall be made and borne by B. Braun; and all packaging arrangements necessary to ship the Bulk rh[*] safely and properly, and the costs and expenses thereof, shall be made and borne by GTC. All required shipping conditions and methods will be established and validated by GTC in collaboration with B. Braun. Subject to the foregoing, title to, and ownership and risk of loss of, the Bulk rh[*] shall pass to B. Braun upon delivery of the Bulk rh[*] to the custody and control of B. Braun's designated carrier at GTC's designated production facility.

6.  Acceptance Testing; Filling and Finishing.

    6.1.  Testing.   For each shipment of Bulk rh[*], B. Braun shall have the
          right, within thirty (30) business days of receipt of a shipment, to test each shipment, using the Acceptance Assay, in order to verify that the material received by B. Braun meets the Specifications for such Bulk rh[*], consistent, within the expected variability of such Acceptance Assay. All Bulk rh[*] which is found by B. Braun, in its performance of the Acceptance Assay, to be in conformance with the Specifications, notwithstanding any variations between the results of GTC's

                                       11
*Confidential Treatment has been requested for the marked portion.

         release testing and B. Braun's Acceptance Assay, shall be held to comply with the Specifications. B. Braun shall promptly inform GTC of any discrepancies outside of the expected variability of the Acceptance Assay discovered by B. Braun in performing such Acceptance Assay. Such shipment shall be held to comply with the Specifications, unless, within such thirty (30) day period, B. Braun gives GTC written notice, together with supporting documentation, of non-conformance with the Specifications discovered by B. Braun. Upon receipt of such notice, GTC will be given access to such shipment in order to conduct its own inspection thereof (which inspection shall be conducted within thirty (30) days of such notice), and the Parties will endeavor to agree in good faith as to whether such shipment complies with the Specifications for such Bulk rh[*].

         Notwithstanding the foregoing, in the event the Bulk rh[*] delivered to B. Braun under this Agreement is determined, within one (1) year from B. Braun's receipt of the Certificate of Analysis including the release for such Bulk rh[*] (using the procedures set forth in Section 6.1, above) not to comply with the Specifications, and such non-compliance was not detected at the time of delivery (a "hidden defect"), then GTC shall reimburse B. Braun for its direct out-of-pocket costs associated with the manufacture and any recall of such Product resulting from such hidden defect.

    6.2. Dispute Resolution. If the Parties are unable, after good faith efforts, to agree within a reasonable time as to any matter set forth in Sections 6.1 of this Agreement, such matter will be submitted to an independent quality control laboratory agreed upon by the Parties. With respect to conformance with the Specifications, if either GTC concedes or the independent laboratory finds that the Bulk rh[*] shipped to B. Braun does not conform with the Specifications applicable for such shipment, GTC, at B. Braun's option, either shall supply B. Braun, as soon as possible and at no additional cost to B. Braun, with an equivalent quantity of Bulk rh[*] which meets the Specifications, or refund to B. Braun the purchase price for such non-conforming Bulk rh[*]. In such event, B. Braun will return to GTC all non-conforming Bulk rh[*] in accordance with GTC's instructions, at GTC's cost and expense. If either B. Braun concedes or the independent laboratory finds that GTC's release testing results are determinative and that such batch complies with the Specifications, GTC shall have no replacement or refund obligations with respect to such shipment. The cost of inspections and/or testing conducted by the independent laboratory shall be borne by the Party whose determinations with respect to such batch are contrary to the findings of the independent laboratory.

    6.3. Returns. Transfer of title and risk of loss for Bulk rh[*] returned to GTC pursuant to this Section 6 shall pass to GTC when such returned Bulk rh[*] is placed in the custody and control of GTC's designated carrier, consistent with GTC's instructions. The cost of freight, insurance and handling and other similar costs shall be paid by GTC. All amounts due by one Party to the other by virtue of this subsection shall be paid within forty-five (45) days of the end of the month in which they were invoiced.

                                       12
*Confidential Treatment has been requested for the marked portion.

    6.4. B. Braun to Fill, Finish and Label Product. B. Braun shall fill, finish and label the Product in final dosage form suitable for sales in the Territory, from the Bulk rh[*] supplied to B. Braun by GTC under this Agreement.

    6.5. Expense and Damage Reimbursement. In the event GTC is held to have willfully breached its manufacturing and delivery obligations under this Agreement or is held to have been negligent in the manufacture and delivery of Bulk rh[*] under this Agreement, GTC shall reimburse and compensate B. Braun for its direct damages and expenses incurred by B. Braun as a result thereof, unless otherwise stipulated in
         Section 12, below.

7.  Purchase Price and Payment Terms.

    7.1. Bulk rh[*] for Pivotal Clinical Trials.  GTC will sell Bulk rh[*] to
         B. Braun for use in clinical trials at a Purchase Price (per gram) equal to GTC's Direct Costs or manufacturing, EX WORKS ("EXW", as defined in INCOTERMS, International Chamber of Commerce, 1990 edition) GTC's designated production facility.

    7.2. Bulk rh[*] Intended for Commercial Sale.

         a. Purchase Price. GTC will sell Bulk rh[*] to B. Braun for filling, finishing, labeling and sale as a commercial Product after B. Braun obtains Regulatory Authority approval necessary to sell the Product, at a Purchase Price (per gram) set forth below:

                   Quantity Purchased
                   in Calendar Year       Purchase Price (U.S. Dollars)

              [*]

         b. Minimum Annual Purchase Requirement; Conversion to Co-Exclusive Rights in Territory. B. Braun has investigated the market potential in the Territory for the Product, taking into account all relevant factors. Based on this investigation, B. Braun has agreed to purchase [*]. For purposes of calculating minimum annual purchase requirements, the Parties shall consider on purchases of Bulk rh[*] from GTC for sale in the Territory (i.e., not for sales in [*] pursuant to B. Braun's Co-Marketing Option). In the event B. Braun fails to purchase the applicable minimum annual purchase requirement in any calendar year after utilizing commercially reasonable efforts, GTC's sole remedy shall be to appoint itself (or its designee) as a co-exclusive distributor (with B. Braun) of the Product in the Territory; provided, however, B. Braun may, at its option, preserve exclusivity if, prior to the end of the calendar in which additional minimum annual purchase requirement payments are due, it pays to GTC the balance of the applicable annual minimum purchase requirement
              then due for such calendar year.   B. Braun's minimum purchase
              obligations under this Section shall be subject to reduction or suspension, as determined in good

                                       13
*Confidential Treatment has been requested for the marked portion.

              faith by the Liaison Committee, in the event of force majeure or legal or Regulatory Authority prohibition or registration schedule delay to sell Product in a country in the Territory.

    7.3. Invoice and Payment. GTC shall invoice B. Braun for the purchase price associated with each shipment of Bulk rh[*] at the time of shipment. B. Braun shall make such payments to GTC within forty-five
         (45) days of receipt of the applicable invoice. B. Braun will pay GTC by wire transfer of good and immediately available funds to a bank and account, as specified in writing by GTC, or by any other means agreed upon by the Parties. In the event the exchange rate of the German Mark (and subsequently the EURO currency) and the United States Dollar increases or decreases from the exchange rate applicable on the Effective Date of this Agreement (in the case of conversion from the EURO currency, from fixation of the exchange rate between the applicable currency to the EURO) by more than ten (10) percent, an adjustment in the payment due GTC under this Section 7 shall be made on a payment-by-payment basis, whereby each Party will equally share
         such increase or decrease.   The basis for determining the exchange
         rates in effect for the purposes of this Section shall be the exchange rate for the average of the "buy and sell" rates as published in the European Edition of the Wall Street Journal on the date of shipment of the applicable order of Bulk rh[*].

    7.4. Taxes. All sales, use, transfer and other taxes and duties imposed with respect to the Bulk rh[*] or their sale by GTC to B. Braun by any governmental authority (but excluding any income or franchise taxes of any kind imposed on GTC) shall be paid by B. Braun, as adjusted if necessary. The Parties shall cooperate in obtaining and providing to each other any certificates of exemption or similar document required to exempt any sales, use or similar tax liability.

8.  [*] Co-Marketing Option.

    8.1. Exercise by B. Braun. GTC grants to B. Braun an option (the "Co-Marketing Option") to appoint itself (or a wholly-owned subsidiary) as a co-exclusive distributor (with GTC) of the Product in [*], by giving GTC written notice at any time prior to October 2, 1998. If B. Braun exercises the Co-Marketing Option, B. Braun and GTC shall co-market the Product in [*]; and GTC shall continue to supply
         B. Braun with its requirements of Bulk rh[*] under the terms and conditions of this Agreement. The form of the co-marketing arrangement shall be agreed upon by the Parties.

    8.2. No Right to Sublicense or Appoint Subdistributors. B. Braun's right to market, distribute and sell the Product in [*] (itself or through an Affiliate) may not be sublicensed to third parties which are not Affiliates, nor may B. Braun appoint a subdistributor for such Product, without GTC's prior written consent.

                                       14
*Confidential Treatment has been requested for the marked portion.

    8.3. Consideration. In consideration of the grant of the Co-Marketing Option and in accordance with the following schedule, B. Braun shall pay GTC the following payments:


                                                                Estimated
         Milestone                                              Completion Date

         [*]

         d. [*]. The Liaison Committee shall consider using McGaw, Inc. of Irvine, California as the contract research organization for the performance of such preclinical studies.

         e.   [*].

         f. [*]. The clinical plan for such trial shall be developed in consultation with the Liaison
              Committee.

         g.   [*].

    8.4. Payments. All payments to GTC under this Agreement will be made by wire transfer of good and immediately available funds to a bank and account, as specified in writing by GTC, or by any other means agreed
         upon by the Parties.    Payments made to GTC under this Section 8
         shall be made in United States Dollars without regard to changes in exchange rates.

9.  B. Braun Obligations to Purchase, Market and Sell Product.

    9.1. Purchase Obligation. B. Braun shall be obligated to purchase from GTC one hundred percent (100%) of its and its Affiliates and distributors requirements of rh[*] for filling, finishing, labeling and sales as a commercial Product. Preclinical studies of such rh[*] shall be conducted by or on behalf of GTC. B. Braun, at its cost and expense, will process the Bulk rh[*] supplied by GTC and formulate Products therefrom. With the exception of GTC's obligations hereunder, B. Braun shall conduct all necessary testing, and shall make all regulatory filings, necessary to market and sell Products in the Territory. GTC shall provide B. Braun with all data which relates to Bulk rh[*] produced under this Agreement and GTC's performance of its obligations under this Agreement which is reasonably necessary to support such regulatory filings.

    9.2. Area of Activity. B. Braun shall concentrate its activities in respect of the Product within the Territory. B. Braun shall not, outside the Territory: (a) seek customers for the Product; (b) establish any branch or facility to sell the Product; or (c) maintain any distribution depot for the Product. B. Braun shall not be in breach of this Section, nor of its obligation to sell Product only in the Territory, if a third party which is not an Affiliate or subdistributor of B. Braun sells Product outside the

                                       15
*Confidential Treatment has been requested for the marked portion.

         Territory.

    9.3. Activities. With regard to the final manufacture and marketing of Product, B. Braun's obligations under this Agreement shall include, but shall not be limited to, the activities set forth in this Section 9.3:

         a. Product Testing, Labeling and Packaging; Reimbursement of Direct Costs.

              i. Testing for Import, Distribution and Sale. B. Braun shall perform all testing required to import the Bulk rh[*] to the Territory and distribute and sell the Product in the Territory. GTC shall have the right, from time to time, to send its technical and quality personnel to B. Braun's facility to inspect such testing facilities and to inspect and audit the records and documentation related thereto. B. Braun shall not subcontract such testing to a third party which is not a B. Braun Affiliate, without GTC's prior written consent.

              ii. Labeling and Packaging. B. Braun shall label and package all Product for marketing, distribution and sale in the Territory.

              iii. Inspection and Release of Product.  B. Braun shall be responsible for and shall perform all inspections required to release, distribute and sell the Product in the Territory.

         b.   Promotion and Advertising.   B. Braun shall conduct commercially
              reasonably educational, promotional and advertising activities with respect to the Product in the Territory, and in so doing B. Braun shall perform the following activities:

              i. Country Symposia and Trade Shows. B. Braun may provide representatives from within its organization to participate in country and local trade and industry meetings, conventions, shows, symposia and congresses to advance the sales of the Product.

              ii. Advertising. To the extent commercially reasonable, B. Braun will actively advertise and promote the Product in the Territory utilizing media and other means of communication commonly employed in the industry.

         c. Distribution, Marketing and Sales. To the extent commercially reasonable, B. Braun will distribute, market and sell the Product throughout the Territory, and in so doing will establish, train, manage and fund a sales force to cover the Territory. The selection of qualified technical and other personnel for the sales force shall be at B. Braun's sole discretion. The sales force will offer support to health care professionals and customers of the Product, including, without limitation, such technical advice, assistance, training and field services as will promote customer satisfaction with the Product. The sales force will be conversant in the conventional technical language of the Product, and shall

                                       16
*Confidential Treatment has been requested for the marked portion.

              develop sufficient knowledge of the industry and any competitive products so as to be able to explain to potential customers the difference between the Product and any such competitive products. Training and support provided by the sales force shall be rendered in the language or languages customarily employed in countries in the Territory.

    9.4. Capital, Facilities and Personnel. To the extent commercially reasonable, B. Braun shall possess sufficient capital, facilities (including warehouse facilities) and administrative personnel to support B. Braun's obligations to test, label, package, market, transport, store, distribute and sell the Product in the Territory.

    9.5. Inventory. B. Braun shall maintain, subject to availability and delivery of Bulk rh[*] from GTC, a sufficient inventory of the Product to provide prompt delivery of the Product to its customers in the Territory.

    9.6. Books and Records. For a period of not less than two (2) years, B. Braun shall maintain and preserve distinct, complete and accurate books of accounts and inventories (including, without limitation, lot records) related to all of its activities as a distributor under this Agreement, and shall make such books and records available to an independent accountant designated by GTC not more than one (1) time per year, upon GTC's request and at GTC's cost, for the limited purpose of confirming the completeness and accuracy of such books and records.

10. Clinical Trials.

   10.1. In the Territory. B. Braun, at is cost and expense, shall be responsible for all Pivotal Clinical Trials and registration activities for the Product in the Territory, except for Phase I/II clinical trials, which are GTC's responsibility.

   10.2. In [*]. GTC, at is cost and expense, shall be responsible for all worldwide Phase I/II clinical trials and clinical development and registration activities for the Product in [*].

   10.3. Cost-Sharing upon Exercise of Co-Marketing Option. Upon exercise by B. Braun of the Co-Marketing Option set forth in Section 8, above, the Parties will agree upon budgets of [*] Pivotal Clinical Trials and the initial regulatory registration of the Product in [*]. B. Braun shall pay fifty percent (50%) of the costs of such Pivotal Clinical Trials up to a maximum payment by
         B. Braun of [*]. B. Braun shall pay GTC fifty percent (50%) of this amount as costs of the Pivotal Clinical Trials are incurred, if the initial costs of such Pivotal Clinical Trials are less than [*], with the balance due upon completion of such trials and analysis of the data therefrom.

   10.4. Clinical Data and Regulatory Filings. Each Party shall make available to the other all of its clinical and formulation data and regulatory filings free of charge. The Parties shall discuss and coordinate the further exchange of information and data as is necessary to obtain and maintain regulatory approval of the Product. Each party shall have a royalty-free, non-exclusive license, with the right to sublicense, to use

                                       17
*Confidential Treatment has been requested for the marked portion.

              all of the data and information furnished under this Section for the sole and exclusive purposes of conducting clinical testing and obtaining or maintaining regulatory approval of the Product, in the Territory in the case of B. Braun, and in [*] in the case of GTC. GTC may share such clinical data and regulatory filings with its [*] designee, under appropriate confidentiality restrictions, for such designee to obtain and maintain regulatory approval of the Product in [*]. Each Party agrees, to the extent practical, to provide the other Party with the opportunity to review and comment on all regulatory filings and material correspondence with regulatory agencies. Each Party shall have the right to attend meetings the other Party has with regulatory authorities which relate to the Product.

11. Licenses and Royalties.

    11.1. Grant. Subject to the fulfillment of the terms and conditions of this Agreement, GTC grants to B. Braun:

              a. an exclusive license under the GTC Patent Rights and GTC's interest in the Project Patent Rights; and

              b. an exclusive license to use the GTC Technology and GTC's interest in the Project Technology,

              with the right to grant sublicenses (except as provided below), for the sole and exclusive purposes, restricted to the Field, of
              (i) filling, finishing and labeling Product from Bulk rh[*] supplied by GTC under this Agreement, (ii) conducting Pivotal Clinical Trials on the rh[*], and (iii) using, importing and exporting, marketing and selling the Products, in the Territory. The license granted pursuant to Section 11.1.a. shall continue in effect until the expiration of the last patent licensed to
              B. Braun hereunder.  The license granted pursuant to
              Section 11.1.b. shall continue in effect for ten (10) years from the date of first commercial sale of a Product within the Territory; provided, however, B. Braun shall have a renewable right to extend such license for successive terms by delivery of written notice to GTC.

              In the event B. Braun exercises the Co-Marketing Option set forth in Section 8, above, the license set forth in this Section 11.1 shall be expanded to include a non-exclusive license under the GTC Patent Rights and Project Patent Rights and a non-exclusive license to use the GTC Technology and Project Technology in [*], under the terms and conditions set forth above, except that
              B. Braun shall not be permitted to sublicense such rights to third parties which are not Affiliates in [*].

    11.2. Reservation of Rights. GTC reserves for itself, its Affiliates, other corporate partners, sublicensees and third party designees the right under the GTC Patent Rights and the GTC Technology and its interest in the Project Patent Rights and Project Technology to (a) produce Bulk rh[*], (b) conduct clinical trials on such Product in [*], and (c) use, import and sell such Products in [*]. With respect to GTC's retained rights to market and sell Products in [*], GTC's sublicense rights

                                       18
*Confidential Treatment has been requested for the marked portion.

              shall be limited to the right to license a single entity.

    11.3. Conversion to Non-Exclusive Licenses. In the event that B. Braun fails to meet the minimum annual purchase requirements set forth in Section 7.2(b), above, after using commercially reasonable efforts, GTC shall have as its sole remedy the right, in its sole discretion and upon thirty (30) days prior written notice to B. Braun, to convert the license set forth in Section 11.1, above, from exclusive to non-exclusive; provided, however, B. Braun may, at its option, preserve the exclusivity of such license if, within said thirty (30) day period, it pays to GTC the balance of the annual minimum purchase requirement then due for such calendar year. This provision shall be subject to suspension, as determined in good faith by the Liaison Committee, in the event of force majeure or legal or Regulatory Authority prohibition or registration schedule delay to sell Product in a country in the Territory.

    11.4. Exclusivity. During the term of this Agreement, and for as long as the license set forth in Section 11.1, above, has not been terminated or converted to non-exclusive, B. Braun and GTC agree that each will work exclusively with the other with respect to the development, production and manufacture of any recombinant human [*], and agree not to develop, produce, manufacture or sell (or collaborate or work with any third party to develop, manufacture or sell), any form of recombinant human [*] except as provided in this Agreement, nor have this done by third parties. Notwithstanding the foregoing, and subject to the other provisions of this Agreement, GTC may subcontract to, and work and/or collaborate with, third parties with respect to the development and manufacture of Transgenic Goats which produce rh[*] in their milk, and for the production of such rh[*] from a Production Herd only for the purposes of this Agreement.

    11.5. GTC Rights in Territory. In the event that B. Braun elects not to file for regulatory approval for a Product in a country in the Territory within one (1) year following completion of a Pivotal Clinical Trial, or if approval is obtained in a country and B. Braun elects within a commercially reasonable period not to market and sell a Product in such country, then GTC shall have the non-exclusive right itself or through an Affiliate or sublicensee to use, import and sell the Product in such country.

    11.6. Royalties. Royalty payments to GTC under this Section 11.6 are subject to the existence of one or more valid claims under the GTC Patent Rights or Project Patent Rights, or the existence of GTC Technology or Project Technology which is not available to third parties (other than permitted third parties under this Agreement).

              a. Sales of Products in Territory. Beginning one (1) year following commercial launch of the Product, and following Regulatory Authority approval in a country in the Territory to market and sell Products, B. Braun shall pay to GTC royalties on Net Sales Price of each Product sold by
                   B. Braun, its Affiliates and/or sublicensees in such countries in the Territory, as follows:

                                       19
*Confidential Treatment has been requested for the marked portion.

                        Annual Net Sales                   Percentage

              [*]

              b. Sales of Products in [*]. In addition to the foregoing royalties, in the event B. Braun exercises its Co-Marketing Option, B. Braun shall pay to GTC royalties on Net Sales Price of each Product sold by B. Braun and/or its Affiliates in [*], as follows:

                        Annual Net Sales                   Percentage


              [*]

    11.7.     Reports and Payment.  B. Braun shall deliver to GTC, within sixty
              (60) days after the end of each calendar quarter, a written report showing its computation of royalties due under this Agreement upon Net Sales during such calendar quarter. All Net Sales shall be segmented in each such report according to sales on a country-by-country basis, including the rates of exchange used to convert such royalties to United States Dollars from the EURO-currency or other currency in which such sales were made
              (in the case of conversion from the EURO currency, from fixation of the exchange rate between the applicable currency to the
              EURO). Simultaneously with the delivery of each such report, B. Braun shall tender payment in United States Dollars of all royalties shown to be due therein.

              In the event the exchange rate of the German Mark (and subsequently the EURO currency) and the United States Dollar increases or decreases from the exchange rate applicable on the Effective Date of this Agreement by more than ten (10) percent, an adjustment in the payment due GTC under this Section 11 shall be made on a payment-by-payment basis, whereby each Party will equally share such increase or decrease. The basis for determining the exchange rates in effect for the purposes of this Section shall be the exchange rate for the average of the "buy and sell" rates as published in the European Edition of the Wall Street Journal on the first and last days of the calendar quarter for which payment is due.

    11.8. Foreign Royalties. Where royalties are due hereunder for sales of Products in a country where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for B. Braun to transfer royalty payments to GTC for Net Sales in that country, such royalties shall be deposited in whatever currency is allowable by the person or entity not able to make the transfer for the benefit or credit of GTC in an accredited bank in that country that is reasonably acceptable to GTC.

    11.9. Taxes. Any and all income or similar taxes imposed or levied on account of the receipt of royalties payable under this Agreement which are required to be withheld by B. Braun shall be paid by B. Braun on behalf of GTC and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to GTC by
              B. Braun as evidence of such payment in such form as required by the tax authorities having jurisdiction over B. Braun. Such taxes shall be deducted from the royalty that would otherwise be remittable by B. Braun.

                                       20
*Confidential Treatment has been requested for the marked portion.

    11.10. Records. B. Braun shall keep, and shall require all Affiliates and any permitted sublicensees to keep, for a period of at least two (2) years, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder. During the term of this Agreement and for a period of two (2) years following its termination, GTC, at its costs, shall have the right from time to time (not to exceed once during each calendar year) during normal business hours to have an independent agent, accountant or other representative inspect in confidence, such books, records and supporting data.

    11.11. Payment Method. B. Braun will pay GTC by wire transfer of good and immediately available funds to a bank and account, as specified in writing by GTC, or by any other means agreed upon by the Parties.

12. Representations, Warranties, Indemnities and Insurance.

    12.1. Representations and Warranties by GTC. GTC hereby represents and warrants to B. Braun as follows:

              a. Organization and Good Standing. GTC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement, and to carry out its obligations hereunder and the other transactions contemplated by this Agreement.

              b. Authority for Agreement. The execution, delivery and performance by GTC of this Agreement has been duly authorized by all necessary corporate action. The execution and performance of the transactions contemplated by this Agreement and compliance with its provisions by GTC will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under any indentures lease, agreement or other instrument to which GTC is a party or by which it or any or its properties is bound, or any decree, judgment, order, statute, rule or regulation known by GTC to be applicable to it.

              c. Governmental Consents. To GTC's knowledge no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of GTC in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

              d. No Known Infringement. Following diligent inquiry, including worldwide patent searches conducted by outside patent counsel, GTC is unaware of any infringement of the perfected and valid intellectual property rights of any third party, or any claim of such infringement by any third party, that would arise upon the immediate use of any gene construct or other material presently contemplated to be furnished by GTC to
                   B. Braun pursuant to this Agreement, or from the presently contemplated and proposed activities of GTC pursuant to this Agreement, including, without limitation, the production of Bulk rh[*] and its sale as part of the Product. The Parties acknowledge that the perfected and valid intellectual property rights of third parties relating to recombinant human [*] materially vary from country to country (for example, third party patent rights exist in some countries but not in others; and such patent rights will expire at different times in different countries). Therefore, GTC's representation and warranty to B. Braun under this
                   Subsection (d) is applicable as of the Effective Date only with respect to those countries in which perfected and valid third party intellectual property rights do not exist (for
                   example, without limitation, in [*]).   GTC will provide
                   B. Braun with a copy of the report from its outside patent counsel within fifteen (15) business days following the Effective Date, confirming GTC's warranty under this Subsection (d) with respect to patent rights of third parties. GTC further represents and warrants to B. Braun that the relevant intellectual property rights of third parties which do exist as of the Effective Date should expire in time for B. Braun to have broad marketing rights for the Product in the Territory, consistent with the commercialization schedule set forth in this Agreement.

              e. Production of Bulk rh[*]. GTC represents and warrants to B. Braun that GTC's production of the Bulk rh[*] shall be performed in accordance with GTC's standard operating procedures under the supervision and control of its qualified personnel. GTC further warrants that the Bulk rh[*] supplied to B. Braun under this Agreement shall meet the Specifications at the time of delivery, shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act in effect at the time of delivery, and shall meet the applicable Regulatory Authority requirements.

              f. No Other Licenses. GTC represents and warrants to B. Braun that GTC has not granted rights to the GTC Patent Rights or GTC Technology to third parties for use in the Field in the Territory [*]. GTC further represents and warrants to
                   B. Braun that, following diligent inquiry, including worldwide patent searches conducted by outside patent counsel, GTC is unaware of any infringement of the perfected and valid intellectual property rights of [*], or any claim of such infringement by [*], which would arise by the performance of the rights granted to B. Braun under this Agreement, and GTC will defend, indemnify and hold harmless
                   B. Braun and its Affiliates, permitted subdistributors, agents, directors, officers and employees, at GTC's cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys' fees and expenses, incurred in connection with any claim, action or proceeding brought by [*] and arising out of or in connection a breach of GTC's representation and warranty contained in this Subsection (f).

              g. GTC Patent Rights. GTC represents and warrants to B. Braun that the issued

*Confidential Treatment has been requested for the marked portion.

                   patents listed in Schedule B to this Agreement are valid and effective as of the Effective Date.

              h. Exclusivity of Warranty and Limitation of Remedies. The warranties made by GTC in this Section 12.1 are in lieu of all other representations and warranties, express or implied, including, but not limited to, implied warranties of merchantability or fitness for a particular purpose.

    12.2. Representations and Warranties by B. Braun. B. Braun hereby represents and warrants to GTC as follows:

              a. Organization. B. Braun is a German corporation duly organized and validly existing under the laws of Germany and has full power and authority to enter into and perform this Agreement, and to carry out the transactions contemplated by this Agreement.

              b. Authority for Agreement. The execution, delivery and performance by B. Braun of this Agreement has been duly authorized by all necessary corporate action, and has been duly executed and delivered by B. Braun. The execution and performance of the transactions contemplated by this Agreement and compliance with its provisions by B. Braun will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute default under, any indentures, lease, agreement or other instrument to which B. Braun is a party or by which it or any or its properties is bound, or any decree, judgment, order, statute, rule or regulation known by B. Braun to be applicable to it.

              c. Governmental Consents. To B. Braun's knowledge, except as provided herein, no consent, approval, order or authorization of, or representation, qualification, designation, declaration, or filing with any governmental authority is required on the part of B. Braun in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

              d. No Infringement. B. Braun is unaware of any infringement of the perfected and valid rights of any third party, or any claim of such infringement by any third party, that would arise upon the use of any gene construct or other material presently contemplated to be furnished or obtained by B. Braun pursuant to this Agreement, or from the contemplated activities of B. Braun pursuant to this Agreement.

              e. Exclusivity of Warranty and Limitation of Remedies. The warranties made by B. Braun in this Section 12.2 are in lieu of all other representations and warranties, express or implied, including, but not limited to, implied warranties of merchantability or fitness for a particular purpose.

    12.3. Limitation of Liability. Unless otherwise specifically provided for in this Agreement, neither Party will be liable for any lost profits arising out of the such

              Party's performance or non-performance of its obligations under this Agreement, whether any such damages are based on a claim of negligence, strict liability, breach of warranty or otherwise. Neither Party will be liable for any other indirect, incidental, consequential or special damages arising out of such Party's performance or non-performance of its obligations under this Agreement, whether any such damages are based on a claim of negligence, strict liability, breach of warranty or otherwise; provided, however, a Party may be liable for such other indirect, incidental, consequential or special damages in the event such Party is held to have willfully breached its material obligations under this Agreement or is held to have been negligent in its performance of its obligations hereunder.

    12.4. Indemnification by B. Braun. B. Braun agrees to defend, indemnify and hold harmless GTC and its Affiliates, agents, directors, officers and employees, at B. Braun's cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys' fees and expenses (collectively, "Liabilities") incurred in connection with any claim, action or proceeding brought by a third party and arising out of or in connection with any and all import testing, filling, finishing, labeling, packaging, registration, inspection, marketing, sale, distribution or any other activities related to the Product which are performed by or on behalf of B. Braun, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, consumption or use of the Product, regardless of the form in which any such claim is made.

              B. Braun's obligation to defend and indemnify GTC under this
              Section 12.4 shall not apply to the extent that the existence or incurrence of any such Liabilities is attributable to the negligence, breach of warranty, recklessness, fault, errors or omissions, misconduct, or otherwise of GTC or its Affiliates, subdistributors, agent, directors, officers and employees.

    12.5. Indemnification by GTC. GTC agrees to defend, indemnify and hold harmless B. Braun and its Affiliates, permitted subdistributors, agents, directors, officers and employees, at GTC's cost and expense, from and against any and all Liabilities incurred in connection with any claim, action or proceeding brought by a third party and arising out of or in connection with any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of a Product defect arising from GTC's production of Bulk rh[*], regardless of the form in which any such claim is made.

              GTC's obligation to defend and indemnify B. Braun under this
              Section 12.5 shall not apply to the extent that the existence or incurrence of any such Liabilities is attributable to the negligence, breach of warranty, recklessness, fault, errors or omissions, misconduct, or otherwise of B. Braun or its Affiliates, subdistributors, agent, directors, officers and employees.

    12.6. Defense of Claims. In the event of any such claim against a Party or its Affiliates, subdistributors, agents, directors, officers or employees, the indemnified Party shall

*Confidential Treatment has been requested for the marked portion.

              promptly notify the indemnifying Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The indemnified Party shall cooperate with the indemnifying Party and may, at its option and at its own expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs, or expenses incurred by the indemnified Party without the indemnifying Party's written consent, such consent to be promptly given and not unreasonably withheld.

    12.7. Liability Insurance. Each Party shall secure and maintain at its own expense during the term of this Agreement an adequate insurance policy or policies with an insurer or insurers, protecting the Party against any and all risks typically insured against by businesses comparable to the Party, including without limitation general and products liability, arising or occurring upon or in connection with each Party's business. Such policy or policies or program shall include general and products liability coverage in an amount typically secured by businesses comparable to the Party. Each Party shall furnish the other Party with certificates evidencing all such insurance.

13. Pharmacovigilance Programs.   If either Party receives any complaints
    (excluding customer service-related complaints) relating to the manufacture and use of Product, including adverse reaction reports, it promptly shall notify the other Party of such complaints and reports; provided, however, that in the case of adverse reaction reports concerning "serious adverse experiences" (as such term, or analogous terms, are defined by the Regulatory Authorities in any country in the Territory, as applicable), such Party immediately shall notify the other Party by telefax and/or telephone of such report, but in no event more than two (2) working days after receipt of such report. Following execution of this Agreement, GTC and B. Braun promptly shall agree upon a written policy for reporting adverse experiences which will comply with all applicable Regulatory Authority requirements.

14. Proprietary Rights.

    14.1. Ownership. GTC shall own for itself all GTC Patent Rights and GTC Technology. The Parties shall jointly own all Project Patent Rights and Project Technology. Either Party is free to use its ownership interest in the Project Patent Rights and Project Technology outside the scope of this Agreement; provided, however, neither Party shall use such ownership interest in collaboration with a third party, or license such ownership interest to a third party, without notifying the other Party, and the other Party may object to such collaboration or license within thirty (30) days of notice thereof, if it can be reasonably demonstrated that such collaboration or license would materially disadvantage such Party's business interests.

    14.2.     Filing and Maintenance of Patents.

              a. Project Patent Rights. The Parties shall cooperate with respect to decisions whether or not to seek or continue to seek or maintain patent protection on the Project Patent Rights in any country in the world, and shall have the right, jointly in both their names, to file for, procure, and maintain patents on any such Project Patent Rights in any country in the world, with the expenses being shared equally by the Parties. If one Party elects not to seek or continue to seek or maintain patent protection on any Project Patent Rights in any country in the world, the other Party shall have the right, in its name, to file, procure and maintain in such countries patents on such Project Patent Rights, with the expenses being borne by such Party.

              b. GTC Patent Rights. GTC shall have the right and responsibility to decide whether or not to seek or continue to seek or maintain patent protection on the GTC Patent Rights in any country in the world, and shall have the right to file for, procure, and maintain patents on any such GTC Patent Rights in any country in the world, with the expenses being borne by GTC. If GTC elects not to seek or continue to seek or maintain patent protection on any GTC Patent Rights in any country in the world, and GTC has the right to permit B. Braun to file, procure and maintain in such countries patents on such GTC Patent Rights, B. Braun shall have the right, in its name, to file, procure and maintain in such countries patents on such GTC Patent Rights, with the expenses being borne by
                   B. Braun, and the rights under such GTC Patent Rights thereafter shall be transferred to B. Braun. GTC agrees to advise B. Braun of all decisions taken under this Subsection in a timely manner, but in any case at least ninety (90) days prior to the time any action is required, in order to allow B. Braun to protect the Parties' ownership and license interests in the GTC Patent Rights.

    14.3. Patent Cooperation. Each Party shall provide the other Party with copies of all substantive communications from all patent offices regarding applications or patents on any Project Patent Rights and Project Technology promptly after the receipt thereof. Each Party shall provide the other Party with copies of all proposed substantive communications to such patent offices regarding applications or patents on any such Project Patent Rights in sufficient time before the due date in order to enable the other Party an opportunity to comment on the content thereof. Each Party shall make available to the other Party or its authorized attorneys, agents, or representatives, such of its employees whom the other Party in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for the Project Patent Rights. Each Party shall sign or use its best efforts to have signed all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents at no cost to the other Party.

    14.4.     Infringement.

              a. Each Party shall promptly report in writing to the other Party during the term of this Agreement any known (1) infringement or suspected infringement or (2) unauthorized use or misappropriation of any of the GTC Patent Rights or Project Patent Rights in the Territory, and shall provide the other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

              b.   GTC Patent Rights.

                   i. GTC shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the Territory against any third party who at any time has infringed or misappropriated, or is suspected of infringing or misappropriating, any of the GTC Patent Rights. GTC shall give B. Braun sufficient advance notice of its intent to file said suit and the reasons therefore, and shall provide B. Braun with an opportunity to make suggestions and comments regarding such suit. GTC shall keep B. Braun promptly informed, and shall from time to time consult with B. Braun regarding the status of any such suit. In the event that GTC decides not to initiate an infringement or other appropriate suit pursuant to this Subsection (b)(i), GTC shall promptly advise B. Braun of its intent not to initiate such suit; provided, however, GTC shall bring infringement or other appropriate actions against third parties against which a credible claim of infringement or misappropriation may be asserted, unless GTC can reasonably demonstrate to B. Braun that the consequences of such action against such third parties could materially injure GTC's intellectual property or other business interests.
                        In any event, upon written request by B. Braun to make an election, GTC shall elect to file a suit no later than one hundred twenty (120) days following such request, and if GTC has failed to initiate suit within said one hundred twenty (120) day period, B. Braun shall have the right to the remedies set forth in Subsection (b)(iii), below.

                   ii. GTC shall have the sole and exclusive right to select counsel for any suit referred to in Subsection
                        (b)(i), above, and shall, except as provided below, pay all expenses of the suit, including without limitation attorneys' fees and court costs. If necessary or desirable in GTC's sole opinion, B. Braun or its Affiliates shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. B. Braun shall offer reasonable assistance to GTC in connection therewith at no charge to GTC except for reimbursement of reasonable out-of-pocket expenses, including reasonable attorneys' fees, incurred in rendering such assistance. B. Braun shall have the right to participate and be represented in any such suit by its own counsel at its own expense. If GTC requires B. Braun to join in such suit, GTC shall defend, indemnify and hold harmless B. Braun against any claim arising out of such suit or any claim for injunctive or other relief.

                   iii. In the event GTC decides not to initiate a suit or
                        fails to elect to file a suit within the one hundred twenty (120) day time period set forth in Subsection
                        (b)(ii), above, where GTC has the legal right and standing to bring such suit, and such election has a material and adverse affect on B. Braun's market share with respect to sales of the Product in one or more of the countries in the Territory in which B. Braun is exercising commercially reasonable and diligent efforts to distribute and sell the Product, then B. Braun may be relieved of a percentage of its annual minimum purchase requirements, with such percentage being equal to the percentage of B. Braun's Territory-wide sales of Product which occurred in such country or countries during the prior annual sales period.

              c.   Project Patent Rights.

                   i. The Parties shall cooperate in electing whether or not to initiate an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of, or of using without proper authorization all or any portion of, the Project Patent Rights. Each Party shall decide, no later than ninety (90) days following written notice from the other Party of infringement pursuant to Subsection (a), above, whether to participate in such infringement or other appropriate suit.

                   ii. The Parties shall have the joint right to select counsel for any suit referred to in Subsection
                        (c)(i), above and shall, except as provided below, jointly pay in equal parts all expenses of the suit, including without limitation attorneys' fees and court costs. Each Party (except as provided below) shall be entitled to retain fifty percent (50%) of any damages, royalties, settlement fees, or other consideration for infringement resulting therefrom.

                   iii. In the event that one Party elects not to participate in such infringement or other appropriate suit pursuant to subsection (c)(ii), above, that Party shall promptly advise the other Party of its intent not to participate in such suit, and the other Party shall have the right, at its own expense, of initiating an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, or of using without proper authorization all or any portion of such Project Patent Rights. In exercising its rights pursuant to this subsection (c)(iii), the participating Party shall have the sole and exclusive right to select counsel and shall, except as provided below, pay all expenses of the suit including without limitation attorneys' fees and court costs. The participating Party shall be entitled to retain any damages, royalties, settlement fees, or other consideration which are attributable to infringement resulting therefrom. If necessary, the other Party shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit. At the participating Party's request, the other Party shall offer reasonable assistance to the participating Party in connection therewith at no charge to the participating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The participating Party shall not settle any such suit involving rights of the other Party in the Project Patent Rights without obtaining the prior written consent of the other Party, which consent shall be promptly given and shall not be unreasonably withheld.

    14.5.     Claimed Infringement.

              a. In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either Party or any of their respective Affiliates, claiming infringement of its patent rights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the development, manufacture and/or sale of the Bulk rh[*], such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served.

              b. GTC shall attempt, at its costs, to resolve the problem raised by the asserted infringement in one of the following ways:

                   i. obtain a license permitting GTC and B. Braun to make, have made, use and sell Bulk rh[*] as part of the Product in the country or countries in question; or

                   ii. obtain a written statement from such third party that:

                        (1) no action will be taken against GTC or B. Braun and their respective Affiliates, sublicensees or distributors for the manufacture, use or sale of Bulk rh[*] as part of the Product; or

                        (2) the patent or other third party right is not infringed by the formulation, manufacture, use or sale of Bulk rh[*] as part of the Product; or

                        (3) obtain a holding that the third party patent is invalid or the third party patent or other right is unenforeceable or not infringed by a court of competent jurisdiction from which no appeal has or can be taken.


                   In the event that B. Braun has given written notice to GTC that a third party has claimed or alleged that the manufacture, use or sale of Bulk rh[*] as part of the Product constitutes an infringement of its patent or patents or industrial property rights against B. Braun, its Affiliates, sublicensees or distributors and GTC does not undertake, within sixty (60) days of such notice, to defend and/or settle such claim or allegation as described above, B. Braun shall have the right to retain the royalties otherwise payable to GTC under this Agreement and to use such royalties to pay for or defray the actual expended costs of defending each such claim or allegation, including the costs of settling or satisfying said claim or allegation. B. Braun shall not settle or satisfy such claim or allegation in a manner which affects GTC's rights under the GTC Patent Rights, GTC Technology, Project Patent Rights or Project Technology without GTC's prior written consent. During the defense of such claims or allegations, B. Braun shall submit documentation showing royalties accruing to

                                       29
*Confidential Treatment has been requested for the marked portion.

                   GTC and the expenses of defending against the claims or allegations of infringement. In the event such claim or allegation is resolved, B. Braun shall promptly return to GTC any amount of withheld royalties in excess of the costs expended by B. Braun in resolving such claim or allegation.

                   If, under the preceding paragraph, GTC settles or satisfies such claim or allegation of patent or industrial property right infringement, then GTC shall be responsible for any payments to third parties to settle or satisfy such claim or allegation. If, under the preceding paragraph, B. Braun settles or satisfies such claim or allegation of patent or industrial property right infringement, then B. Braun shall be entitled to deduct fifty percent (50%) of those payments or royalties paid to such third party from the royalties due to GTC under this Agreement, up to a maximum of fifty percent (50%) of the royalties otherwise due GTC hereunder.

15. Confidential Information.

    15.1. Treatment of Confidential Information. Each Party shall maintain the Confidential Information of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents. The Parties' confidentiality obligations shall expire ten (10) years following termination of this Agreement.

    15.2. Release from Restrictions. The provisions of Section 15.1 shall not apply to any Confidential Information disclosed hereunder which:

              a. was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party or its Affiliates; or

              b. either before or after the date of the disclosure to the receiving Party is lawfully disclosed without restriction to the receiving Party or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information (but only to the extent of the rights received from such third party); or

              c. either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates; or

              d. is required to be disclosed by the receiving Party or its Affiliates to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

    15.3. Publications. The following restrictions shall apply with respect to the disclosure in scientific journals or publications by either Party or any employee or consultant of either Party relating to any scientific work relating to the Product and/or Final Product:

              a. The publishing Party shall provide the other Party with an advance copy of any proposed publication (which may be in draft form) relating to the Product/Final Product, and the other Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to preserve patent rights or know-how licensed to or owned in whole or in part by the other Party, or are otherwise necessary to promote or protect the interests of the other Party, and the incorporation of such recommended changes shall not be unreasonably refused;

              b. if the other Party informs the publishing Party, within thirty (30) days of receipt of an advance copy of a proposed publication, that such publication in its reasonable judgment could be expected to have a material adverse effect on any patent rights or know-how licensed to or owned in whole or in part by the other Party, the publishing Party shall, to the extent permitted by its agreements with its employees and consultants, delay or prevent such publication as proposed. In the case of inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a patent application(s) or application(s) for a certificate of invention on the information involved; and

              c. if the other Party informs the publishing Party, within thirty (30) days of receipt of an advance copy of a proposed publication, that such publication in its reasonable judgement could be expected to have a material adverse effect on the interests of the other Party, the Parties shall discuss the publication and, if mutually agreeable, the publishing Party shall, to the extent permitted by its agreements with its employees and consultants, delay or prevent such publication as agreed.

    15.4. Permissible Uses of Confidential Information. The foregoing provisions shall not preclude the disclosure of Confidential Information as necessary for (a) the Parties' performance of this Agreement, (b) the manufacture of Bulk rh[*] by GTC, (c) the manufacture and marketing of the Product by B. Braun pursuant to this Agreement or (d) B. Braun's filing and prosecution of applications with Regulatory Authorities for the manufacture, sale and use of the Product in the Territory or the manufacture of the Bulk rh[*] by GTC.

16. Termination.

    16.1. Term. The term of this Agreement (the "Term") will commence on the Effective Date and will continue for so long as one or more valid claims under the GTC Patent

*Confidential Treatment has been requested for the marked portion.

              Rights or Project Patent Rights, or GTC Technology or Project Technology which is not available to third parties (other than permitted third parties under this Agreement), exists, unless terminated sooner pursuant to the express provisions of this Agreement.

    16.2.     Termination for Breach.

              a. General Provision. Each Party shall be entitled to terminate this Agreement by written notice to the other Party in the event that the other Party shall be in material default of any of its obligations hereunder, and shall fail to remedy any such default within sixty (60) days after notice thereof by the non-breaching Party. Any such notice shall specifically state that the non-breaching Party intends to terminate this Agreement in the event that the breaching Party shall fail to remedy the default in said period. Upon termination of this Agreement pursuant to this Section 16.2, neither Party shall be relieved of any obligations incurred prior to such termination. The Parties acknowledge that material breach by B. Braun or GTC of its obligations hereunder shall be considered valid grounds for termination under this Section 16.2.

              b. Partial Termination Where B. Braun is the Breaching Party. Notwithstanding anything contained in this Section 16.2 to the contrary, if B. Braun is the breaching Party and if B. Braun's default (a) primarily occurred in or primarily affects a particular country or group of countries which are part of the Territory and (b) does not materially adversely affect (i) B. Braun's ongoing ability to fully perform its obligations under this Agreement in the other countries specified in this Agreement or (ii) GTC's reputation or its ongoing ability to perform its obligations under this Agreement, then GTC shall have the right to terminate B. Braun's rights under this Agreement with respect to the country or group of countries in which the default occurred or primarily affects. Upon such partial termination of B. Braun's rights under this Agreement pursuant to this Section 16.2, (x) neither Party shall be relieved of any obligations incurred prior to such termination or thereafter in the country or countries specified in this Agreement not subject to such termination, (y) B. Braun's rights under this Agreement will terminate in such country or countries according to the notice, opportunity to cure and other procedures specified for general termination of this Agreement under this Section 16 and (z) such rights will revert to GTC.

              c. GTC Willful Breach or Gross Negligence. Notwithstanding anything contained in this Section 16 to the contrary, if, following the filing of the first BLA by either of the Parties under this Agreement, GTC has willfully breached this Agreement or has been grossly negligent in its performance of its obligations hereunder, and GTC has not corrected such breach within three (3) months of B. Braun's written request (which three (3) month period may be extended by agreement of the Parties, if GTC is diligently attempting to correct such breach), then B. Braun may, at its sole option and without prejudice to any other remedy it may have, produce itself or have produced all or any part of its requirements for Bulk rh[*] for use in the Product, utilizing the GTC Patent Rights, the Project Patent Rights, the GTC Technology and the Project Technology. GTC, at its own cost and expense, promptly shall transfer to B. Braun the non-exclusive right to use the GTC Patent Rights, Project Patent Rights, GTC Technology and Project Technology to make and have made the Bulk rh[*] for use in the Product. In addition, GTC, at its own cost and expense, will provide B. Braun with reasonable production assistance, so that B. Braun may use the GTC Patent Rights, Project Patent Rights, GTC Technology and Project technology to produce Bulk rh[*] for such purpose. In the event B. Braun elects to produce or have a third party produce Bulk rh[*] for such purpose, B. Braun shall pay GTC a fee equal to fifty percent (50%) of the royalty rates set forth in Section 11.6(b), above, on B. Braun's sales of Product filled and finished from Bulk rh[*] produced by B. Braun under this Subsection (c).

    16.3. Termination by B. Braun. In addition, B. Braun may terminate this Agreement, or its rights and obligations in a country or countries under this Agreement, as specified below:

              a. In the event GTC is acquired by a major competitor of B. Braun, B. Braun shall be entitled to terminate this Agreement by giving not less than ninety (90) days prior written notice to GTC.

              b. B. Braun may terminate its rights and obligations under this Agreement with respect to any country at any time by giving not less than ninety (90) days prior written notice to GTC if, due to any governmental or regulatory action in such country or countries, B. Braun is unable to market the Product in such country; in such event, all rights to manufacture, import, market, sell and use the Product in such country or countries shall revert to GTC.

              c. B. Braun may terminate this Agreement at any time by giving not less than ninety (90) days prior written notice to GTC if B. Braun determines that it does not desire that development and/or commercialization of the rh[*] and/or the Product shall be continued; provided, however, in such event B. Braun shall pay GTC for all reasonable costs and obligations incurred by GTC (with the Liaison's Committee's consent) under this Agreement through the date of such termination. Thereafter, all of B. Braun's rights under this Agreement shall revert to GTC, except that B. Braun shall retain the rights set forth in Section 14.1, above.

              d. B. Braun may terminate this Agreement by giving not less than ninety (90) days prior written notice to GTC if a development milestone as set forth in Section 4.7 and Schedule C of this Agreement is not met within ninety (90) days of the date specified for completion of such milestone; B. Braun also may terminate its rights and obligations with respect to [*] only, by giving not less than ninety (90) days prior written notice to GTC, if a development milestone as set forth in Section 8.3 and Schedule C of this Agreement is not met within one ninety

                                       33
*Confidential Treatment has been requested for the marked portion.

                   (90) days of the date specified for completion of such milestone; provided, however, GTC shall have the opportunity during such ninety-day notice period to meet such milestone, in which case this Agreement may not be terminated. In the event of termination by B. Braun under his Subsection (d), B. Braun shall pay GTC for all reasonable costs and obligations incurred by GTC with the Liaison Committee's consent) under this Agreement through the date of such termination.

    16.4. Termination by Either Party. Either Party may terminate this Agreement in the event the other Party shall enter into liquidation or become insolvent or have a receiver appointed with respect to any of its assets or takes or suffers any other similar or equivalent action by reason of insolvency or in consequence of debt, such termination to be effective immediately upon written notice to such other Party.

    16.5.     Effect of Termination.

              a. In the event B. Braun terminates this Agreement, other than pursuant to breach by GTC under Section 16.2 or for the reasons set forth in Sections 16.3(a) or (d) or 16.4, above, then for a period of four (4) years following such termination, B. Braun shall first offer GTC the opportunity to supply B. Braun with all if its requirements, if any, of bulk-form recombinant human [*] (or any modification or formulation thereof), on commercially reasonable and competitive terms and conditions to be agreed to by the Parties.

              b. Termination of this Agreement shall not affect the rights and obligations of the Parties accrued under this Agreement prior to such termination and, other than as specified in Section 16.3, B. Braun shall be obligated to make milestone payments under Sections 4.7 and 8.3 in the event of completion of such milestones prior to termination of the Agreement.

              c. B. Braun shall have the right to sell its remaining inventory of Product under the obligation to pay to GTC the running royalties due thereon.

              d. In the event GTC terminates this Agreement as provided for herein or Braun terminates this Agreement other than pursuant to Sections 16.2, 16.3(d) or 16.4, above, or terminates its rights and obligations with respect to any country or countries under this Agreement, B. Braun shall cancel all rights of regulatory approvals with the health authorities for the Product, if any, in the Territory or in such country or countries, as applicable, or upon GTC's request, transfer the same to GTC or an entity to be named by GTC, with the costs of such transfer being borne by GTC.

              e. Following termination, each Party shall be free to non-exclusively use its interest in the Project Patent Rights and Project Technology without restriction or obligation to the other Party; provided, however, the restrictions set forth in Section 14.1 shall be applicable analogously (other than in the event of termination pursuant to Sections 16.2, 16.3(d) or 16.4, above) and shall survive

*Confidential Treatment has been requested for the marked portion.

                   any such termination, as provided for therein.

    16.6. Survival of Obligations; Return of Confidential Information. Notwithstanding any termination or expiration of this Agreement, the obligations of the Parties under Sections 6.2, 12, 14, 15, 16 and 17 of this Agreement shall survive and continue to be enforceable. Upon any termination of this Agreement, each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof, of the other Party, but may retain one (1) copy for archival purposes.

17. Miscellaneous.

    17.1. Public Announcements. Neither Party shall make any public disclosure regarding this Agreement without the prior written consent of the other Party. Each Party hereby covenants and agrees to collaborate with the other Party within reason concerning disclosures which are or may be expected to be publicly disseminated regarding the existence of this Agreement. Notwithstanding the foregoing, neither Party shall be required to obtain the consent of the other Party regarding a disclosure of this Agreement for purposes of disclosures which such Party reasonably believes to be required by law; provided, however, that the Party intending to disclose such Confidential Information provides advance written notice to the other Party, and that such disclosing party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

    17.2. Good Faith Effort to Resolve Disputes. Any controversy or claim arising out of, or relating to, any provisions of this Agreement, or breach thereto, shall be referred for resolution to GTC's president, and to B. Braun's president ("Vorstandsvorsitzender"). If the Parties respective officers, or their designees cannot reach a resolution of the dispute within sixty (60) days after referring such dispute to the Parties respective presidents, then the dispute shall be resolved by binding arbitration pursuant to the provisions of Section 17.3.

    17.3. Arbitration. Any dispute arising between the Parties in connection with this Agreement which cannot be resolved pursuant to the provisions of Section 17.2 shall be finally settled under the rules of the International Chamber of Commerce ("ICC"), by a panel of three (3) arbitrators, one of such arbitrators to be selected by GTC, one of such arbitrators to be selected by B. Braun, and a third to be selected by the other two. Both legal and equitable remedies shall be available to the arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be held in Boston, Massachusetts, for arbitration proceedings commenced by B. Braun, and in Frankfurt/Main, Germany, for arbitration proceedings commenced by GTC, or at such other location as the Parties may agree, and shall be conducted in the English language. The losing Party shall bear all costs of the arbitration. If one Party fails to select an arbitrator within sixty (30) days after receiving notice of arbitration from the other Party, then such Party shall forfeit its right to select an arbitrator, and such arbitrator shall be selected by the ICC.

    17.4. Successors and Assigns. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the Parties hereto.

    17.5. Notices. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by registered mail, return receipt requested, and if transmitted by telecopier, with a copy sent by mail in accordance with this Section 17.5, and shall be effective when delivered to the addressee at the address or telecopier number listed below or such other address or telecopier number as the addressee shall have specified in a notice actually received by the addressor.

              If to B. Braun:     B. Braun Melsungen AG
                                  Carl-Braun-Strasse 1
                                  34212 Melsungen / Germany
                                  Telecopier: 49/5661/71-3569
                                  Attn: Head of the Pharma Division

              If to GTC:          Genzyme Transgenics Corporation
                                  Five Mountain Road
                                  Framingham, Massachusetts 01701 USA
                                  Telecopier: 508-370-3797
                                  Attn: Vice President and General Counsel

    17.6. Export. The Parties acknowledge that the export of technical data, materials or products may be subject to the exporting Party receiving the necessary export licenses. The Parties agree that regardless of any disclosure made by the Parties receiving an export of an ultimate destination of any technical data, materials or products, the receiving Party will not reexport either directly or indirectly, any technical data, material or products without first obtaining the applicable validated or general license from the United States Department of Commerce, United States Food and Drug Administration and/or any other agency or department of the United States Government, as required. The receiving Party shall provide the exporting Party with any information, certifications or other documents which may be reasonably required in connection with such exports under the Export Administration Act of 1979, as amended, its rules and regulations, the Federal Food, Drug and Cosmetic Act and other applicable export laws.

    17.7.     Foreign Corrupt Practices Prohibited.   In carrying out its
              responsibilities under this Agreement, B. Braun will not pay or agree to pay, directly or indirectly, any funds or anything of value to any public official in a foreign country or jurisdiction within the Territory for the purpose of influencing such official's official acts or decisions. If B. Braun directly or indirectly offers, pays, promises, gives or authorizes payment of any money or anything of value to any government or public official for the purpose of influencing any official in the course of carrying out this Agreement, this Agreement will automatically terminate. B. Braun agrees to notify GTC of any request that B. Braun receives to take any action that might constitute a violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

    17.8. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

    17.9. Waiver. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties. No waivers or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

    17.10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    17.11. Headings. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

    17.12. Force Majeure. Either Party's failure to perform any term or provision of this Agreement shall be considered an "Excused Failure" if caused by any reason beyond its reasonable control (not including, however, financial difficulties), or by reason of any of the following circumstances: the development of rh[*] or the manufacture or marketing of the Product is disallowed or restrained by any statute, rule or regulation or a binding judgment, order or decree of any court or administrative agency, or denial of a necessary governmental approval; and to the extent that any one or more of the following conditions actually disable the development of rh[*] or the manufacture or marketing of the Product, labor disturbances or labor disputes of any kind; accident; disease; failure of utilities, mechanical breakdowns, material shortages or other similar occurrences; civil disorders or commotions, acts of aggression, vandalism or other similar occurrences; or fire, floods, earthquakes, or acts of God. Neither Party shall be responsible in damages or otherwise for any delay in the performance of its obligations hereunder (other than obligations to pay money) caused by any even or occurrence considered an Excused Failure; and each Party agrees to give notice of each such delay to the other Party within ten (10) business days of its inception, together with an estimate of the length of the delay, and agrees to continue to make all reasonable efforts to perform its obligations hereunder both during and after the period of such delay.

    17.13. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, such provision shall be deemed not to have taken effect from the date of this Agreement and the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement

*Confidential Treatment has been requested for the marked portion.

              did not contain the particular provision held to be unenforceable, and the Parties shall negotiate in good faith with each other and with such court with a view to modifying this Agreement in a manner which as closely as is reasonably practicable reflects the commercial objectives and effect of this Agreement as originally signed.

    17.14. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred, in whole or in part, by either Party, without the prior written consent of the other Party, except that (a) either Party may assign this Agreement in whole or in part to an Affiliate, provided that such Party remains primarily liable and/or responsible for the performance of such obligations, and provided further that such Affiliate agrees to be bound to the terms and conditions of this Agreement, (b) either Party may assign and transfer this Agreement in connection with the merger, consolidation or sale of all or substantially all of that Party's assets (other than by GTC to a major competitor of B. Braun, as provided in Section 16.3(a)), (c) B. Braun may assign this Agreement, without GTC's prior consent, in the event GTC is acquired by a third party which is not an Affiliate and (d) B. Braun may assign this Agreement, with GTC's prior consent, following approval of a BLA for the Product in a country in the Territory.

    17.15. Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the Laws of Switzerland, without regard to conflicts of laws principles dictating the application of the law of another jurisdiction. The Parties expressly reject any application of the United Nations Convention on Contracts for the International Sale of Goods.

    17.16. Waiver of Immunity. To the extent that either Party may in any jurisdiction in which proceedings may at any time be taken for the enforcement of this Agreement claim for itself or its assets immunity from suit, judgment, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process, the Parties hereby irrevocably waive any such immunity to the fullest extent now or hereafter permitted by the law of such jurisdiction.

    17.17. Equitable Remedies. Each Party acknowledges that in certain cases (as determined by the courts of competent jurisdiction) of a violation by either Party of any of the provisions of this Agreement may entitle the other Party to equitable relief in addition to any other right or remedy, and this relief shall be available in addition to, and shall not be unavailable by reason of, the arbitration provisions of Section 17.3 hereof. Such equitable relief may be in the way of temporary restraining orders, and preliminary and permanent injunctions, and such other equitable relief as any court of competent jurisdiction may deem just and proper.

    17.18. Consents Not Unreasonably Withheld. Whenever a provision is made in this Agreement which requires either Party to secure the consent or approval of the other, such consent or approval shall not be unreasonably withheld, and whenever in this Agreement provisions allow for one Party to object or to disapprove a matter, such objection or disapproval shall not be unreasonably exercised.

    17.19. Compliance with Laws. The Parties shall comply with all material laws, regulations and other requirements with regard to the performance of its obligations under this Agreement. If any law or regulation in the Territory or any subdivision thereof requires that any governmental agency receive notice of or registration of this Agreement, B. Braun and GTC shall cooperate in the preparation of such registration or notification.

    Duly authorized representatives of the parties have signed this Agreement as of the Effective Date.

GENZYME TRANSGENICS CORPORATION



By  /s/ James A. Geraghty              By  /s/ Michael Young
    ------------------------------         ------------------------------

Print Name: James A. Geraghty          Print Name: Michael Young

Title  President and CEO               Title  Vice President
       ---------------------------            ---------------------------
      duly authorized                       duly authorized


B BRAUN MELSUNGEN AG



By  /s/ Wolfgang Feller                By  /s/ Klaus Hofer
    ------------------------------         ------------------------------

Print Name Wolfgang Feller             Print Name: Klaus Hofer

Title  Member of the Board             Title:  Member of the Board
       ---------------------------            ---------------------------
      duly authorized                         duly authorized


Enclosures

                                   Schedule A
                                 Specifications

The Specifications for Bulk rh[*] will be developed and attached to this Agreement as an integral part thereof by the Parties, via the Liaison Committee. Preliminary Specifications will be established and agreed upon by the Liaison Committee within ninety (90) days of the Effective Date. Additionally, a detailed development plan will be established and adopted by the Liaison Committee within such 90-day period. The Specifications shall include the Acceptance Assays and related information, as set forth in the Agreement. The parameters of the Specifications shall include, without limitation, specifications for Bulk rh[*] purity, activity, amino acid sequence information, that the Bulk rh[*] (and Product filled and finished therefrom) shall be essentially similar to the leading non-transgenic recombinant human [*] produced in cell culture as of the Effective Date of this Agreement, anticipated dosing information, the profile of the leading non-transgenic recombinant human [*]produced in cell culture as of the Effective Date of this Agreement which has been accepted by Regulatory Authorities, product quality appropriate for its use in the intended indications, quality control provisions, cost parameters, and any other parameters agreed to by the Parties.

                                       40
*Confidential Treatment has been requested for the marked portion.

                                   Schedule B
                               GTC Patent Rights

[*]

*Confidential Treatment has been requested for the marked portion.

                                   Schedule C
                              GTC Development Plan

[*]




                                       42
*Confidential Treatment has been requested for the marked portion.